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Exhibit 21


                          SUBSIDIARIES OF THE COMPANY


M2B World, Inc.

M2B World Asia Pacific Pte. Ltd.

M2B Australia Pty. Ltd.

M2B Entertainment, Inc.

M2B Commerce Limited

M2B World Travel Singapore Pte Ltd

Amaru Holdings Limited

M2B World Holdings Limited

M2B World Pte. Ltd.

Tremax International Limited

M2B World Travel Limited